Exhibit 10.1

October 7, 2019  - OFFER LETTER

Dean Butler

Dear Dean,

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Synaptics Incorporated (“Synaptics”), reporting to the President and Chief Executive Officer of Synaptics.  Your expected start date for the position is October 21, 2019.  You will receive a monthly salary of $33,333.33 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $400,000).

You are eligible to receive an annual incentive target of 75% of your base salary for each Synaptics fiscal year.  Any annual incentive payable in Synaptics’ fiscal year 2020 will be prorated to the beginning of that fiscal year. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed.

Your performance and base salary will be reviewed at the end of each fiscal year as part of the Synaptics’ normal focal review process. Your first review is expected to occur in July 2020, and any merit increase will be awarded after that time.

Synaptics will provide you with a signing bonus of $150,000 payable within ten business days after your employment start date.  If you should voluntarily terminate your employment with Synaptics less than two years from your employment start date, you will be required to reimburse Synaptics on a prorated basis.

You will be eligible to participate in Synaptics’ management equity incentive program.  For Synaptics’ 2020 fiscal year, subject to the approval of the Board of Directors of Synaptics (the “Board”), you will receive an amount of Deferred Stock Units (“RSUs”) corresponding to a $833,333.33 equity value, an amount of Deferred Stock Award for Market Stock Units (“MSUs”) corresponding to a $833,333.33 equity value, and an amount of Performance Stock Units (“PSUs”) corresponding to a $833,333.33 equity value.

Your RSUs will vest as follows: 1/4 of the RSU grant will vest on the date that is one year from your employment start date, and 1/4 will vest each year thereafter on the anniversary of your employment start date such that your award will be fully vested on the fourth anniversary of your employment start date.  Your PSUs and MSUs will vest as follows: 1/3 of each such PSU and MSU grant will vest on October 31, 2020, and 1/3 will vest each year thereafter on October 31 such that your two awards will be fully vested on October 31, 2022.

The foregoing equity grants will be granted under the Synaptics Incorporated 2019 Inducement Equity Plan.  MSU achievement will be based on the Synaptics total shareholder return performance and PSU achievement will be based on Synaptics’ attainment of certain levels of non-GAAP earnings per share, each as determined by the Board.  The terms, including share calculations, vesting schedules and performance periods, of the RSU, MSU and PSU awards are as determined by the Board and are contingent on your execution of grant notices and agreements in forms previously approved by the Board.  Vesting of the RSUs, MSUs, and PSUs is contingent on your continued employment with Synaptics.

Synaptics Incorporated l 1251 McKay l San Jose, CA 95131 USA

Ph: 408.904.1100 l Fax: 408. 904.1110

www.synaptics.com

Upon approval of the Board, you will be designated an “Executive” under the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers and a “Covered Executive” under the Synaptics Incorporated Severance Policy for Principal Executive Officers.  You agree to resign your position as a director of Synaptics and any subsidiary or affiliate of Synaptics as a pre-condition for receiving any severance or other payments or benefits under either Severance Policy.

Your employment with Synaptics is for no specified period and constitutes “at will” employment.  As a result, you are free to resign at any time, for any reason, or for no reason.  Similarly, Synaptics is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.

I have enclosed our standard Proprietary Information and Invention Assignment Agreement regarding protection of confidential information and assignment of inventions.  If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

In order to accept Synaptics’ offer, please sign and date this letter in the space provided below.  This offer is extended with the understanding that your appointment will be announced no later than October 11, 2019, and that you will join Synaptics on October 21, 2019.  We would therefore appreciate a response no later than October 9, 2019.  This letter, along with the agreement relating to proprietary rights between you and Synaptics, sets forth the terms of your employment with Synaptics, and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement signed by Synaptics and by you.

Dean, we are really looking forward to your continued contributions to Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Michael Hurlston

Michael Hurlston
President and Chief Executive Officer

ACCEPTED AND AGREED TO
this 7th day of October, 2019

Signature:	/s/ Dean Butler

Dean Butler

Synaptics Incorporated l 1251 McKay l San Jose, CA 95131 USA

Ph: 408.904.1100 l Fax: 408. 904.1110

www.synaptics.com